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                                                                   Exhibit 99(1)

MARRIOTT INTERNATIONAL TO MERGE ITS FOOD SERVICE AND FACILITIES MANAGEMENT BUSINESS WITH SODEXHO ALLIANCE'S NORTH AMERICAN OPERATIONS, AND SPIN OFF TO SHAREHOLDERS A NEW COMPANY COMPRISED OF ITS LODGING AND OTHER BUSINESSES

  .     MARRIOTT SHAREHOLDERS TO OWN 51% STAKE IN SODEXHO MARRIOTT SERVICES,
INC., WHICH WILL BE THE LARGEST CONTRACT SERVICES COMPANY IN NORTH AMERICA.

  .     NEW COMPANY MADE UP OF MARRIOTT'S LODGING, SENIOR LIVING AND
DISTRIBUTION SERVICES BUSINESSES TO BE SPUN OFF TO MARRIOTT INTERNATIONAL SHAREHOLDERS.

  .     MARRIOTT'S FOOD SERVICE AND FACILITIES MANAGEMENT BUSINESS VALUED IN
PACT AT APPROXIMATELY $2 BILLION.

  .     MARRIOTT INTERNATIONAL SENIOR DEBT AND COMMERCIAL PAPER TO BE
REFINANCED.

WASHINGTON, D.C., Oct. 1, 1997 -- Marriott International, Inc. (MAR / NYSE) and Sodexho Alliance, a worldwide food and management services organization headquartered in France (listed on Paris Bourse), today announced they have entered into a definitive agreement to combine Marriott's food service and facilities management business (Marriott Management Services) with Sodexho Alliance's North American operations. The combined company, Sodexho Marriott Services, Inc., will be the largest provider of food and facilities management services in North America, with over 4,800 accounts and annual sales in excess of $4 billion. It is expected to be listed on the New York Stock Exchange.

Prior to the merger, a new company comprised of Marriott's lodging, senior living and distribution services businesses will be spun off, on a tax-free basis, to Marriott International shareholders. This new company, which will adopt the Marriott International, Inc. name, will apply for listing on the New York Stock Exchange.

Immediately following the spin-off, Sodexho Alliance will make a cash contribution of approximately $305 million to its North American operations (International Catering Corporation), which will then be merged with Marriott's food service and facilities management business, to form Sodexho Marriott Services, Inc. As consideration for the merger, Sodexho Alliance will receive approximately 124 million common shares of Sodexho Marriott Services. Marriott International shareholders and Sodexho will own 51 percent and 49 percent, respectively, of Sodexho Marriott Services.

The spin-off and merger transactions are expected to be completed in early 1998.

Based on an estimate of the initial market value of Sodexho Marriott Services common stock,
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the merger indicates a total value for Marriott's food service and facilities management business in excess of $2 billion, including debt to be retained by Sodexho Marriott Services.

In connection with the allocation of debt between the new Marriott International and Sodexho Marriott Services, it is Marriott International's intention to preserve bondholder value. Prior to the spin-off, Marriott International intends to offer to repurchase the outstanding public senior debt of the company and its subsidiaries, currently totaling $720 million, through a tender offer. In addition, Marriott International intends to repay all outstanding commercial paper prior to the spin-off and merger transactions. The company's commercial paper($683 million outstanding as of Sept. 26, 1997) is supported by a committed bank revolving credit facility of $1.5 billion.

J.W. Marriott, Jr., chairman and chief executive officer of Marriott International, Inc., and William J. Shaw, president and chief operating officer of Marriott International, Inc., will assume the same positions with the new Marriott International. Charles D. O'Dell, currently president of Marriott Management Services, will become president and chief executive officer of Sodexho Marriott Services, and Mr. Shaw will serve as chairman of the board. Michel Landel, president and chief executive officer of Sodexho North America, will become executive vice president of Sodexho Marriott Services.

Both Mr. Marriott and Pierre Bellon, chairman and chief executive officer of Sodexho Alliance S.A., said they expect the planned transactions to create significant value for their respective stakeholders.

"The merger provides Marriott shareholders with an immediate premium for our food service and facilities management business," Mr. Marriott explained, "as well as an ongoing stake in a strong and well-focused contract services company with excellent growth prospects. With the industry consolidating and becoming increasingly global, we are extremely pleased that Marriott Management Services will be aligned with Sodexho Alliance, one of the largest and most successful contract services organizations in the world."

"The transaction also provides the new Marriott International with substantial investment capacity," Mr. Marriott continued. "This will enable us to pursue additional growth opportunities in our businesses, extending Marriott's global leadership in the hospitality industry."

Mr. Bellon said the merger would make Sodexho Alliance the world leader in food and contract services.

"Sodexho Alliance is number one in Europe, and we have been considering various alternatives for expanding our presence in the attractive North American market," noted Mr. Bellon. "We have been successful in developing alliances with organizations throughout the
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world which share our values and are committed to providing the highest quality service to clients and customers. Marriott Management Services is the ideal partner to have in North America. We are extremely pleased with the opportunities which will result from this combination, particularly for our clients, our employees and our shareholders."

Sodexho Marriott Services, Inc.
-------------------------------

Mr. O'Dell said, "Sodexho Marriott Services will be the top provider of contract services to the corporate, health care and education markets in North America. Our clients will benefit from the combination of the best food and facility programs and operating systems of the two separate entities, as well as the broader range of value-added services we will be able to provide."

Mr. Landel said he is confident that employees of both Marriott Management Services and Sodexho's North American operations will have enhanced career development opportunities as a result of the merger.

"Sodexho Marriott Services will be well positioned to grow at above-average rates," Mr. Landel explained. "We expect to capture a major share of new business as more organizations recognize the cost savings and performance gains we can help them achieve through outsourcing."

Mr. O'Dell also said he anticipates that Sodexho Marriott Services will have considerable appeal to investors. "This will be a highly focused company with a leadership position in a growing industry," Mr. O'Dell said. "Our affiliation with worldwide leader Sodexho Alliance is expected to create tremendous
synergies that will enhance our competitiveness and accelerate our growth.   We
expect to realize annual pretax cost savings in excess of $60 million within a three-year period, largely through greater purchasing economies, and elimination of duplicate functions and facilities."

On a pro forma basis for fiscal year 1996 (ended Jan. 3, 1997), Sodexho Marriott Services would have had sales of $4.0 billion. Total debt of the company immediately following the spin-off is expected to be approximately $1.25 billion.

Sodexho Marriott Services will have approximately 100,000 employees, as well as 60,000 client employees managed by the company.

The New Marriott International
------------------------------

"I am enthusiastic about the future growth prospects for the new Marriott International," said William J. Shaw, president and chief operating officer.
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"Marriott Lodging will continue to execute its global growth strategy by adding properties across our 10 hotel brands, and developing new vacation club resorts," Mr. Shaw elaborated. "We expect to add more than 140,000 rooms to the Marriott lodging system over the next five years (1998-2002) through management contracts, franchise agreements, selective company development and acquisitions. We also will take advantage of opportunities in the rapidly growing market for senior living services, by nearly tripling the number of assisted living and full-service communities operated by Marriott over the next five years. Finally, Marriott Distribution Services plans to open additional facilities, and expects to gain market share in the limited line food service distribution business."

On a pro forma basis for fiscal year 1996 (ended Jan. 3, 1997), assuming the spin-off had occurred at the beginning of the year, the new Marriott International would have had sales of $7.3 billion, operating profit of $508 million, net income of $297 million, and earnings per share of $2.16. Total debt immediately after the spin-off is expected to be approximately $450 million. On a pro forma basis, as of September 12, 1997, the company's operations would include more than 1,450 lodging properties in the United States and 51 other countries and territories, as well as 82 senior living communities and 15 distribution centers located throughout the United States, with a total of 140,000 employees.

Other Highlights of the Transactions
------------------------------------

The definitive agreement is subject to customary conditions, including approval by Marriott International shareholders, receipt of a favorable ruling from the Internal Revenue Service, and other regulatory approvals.

Sodexho Marriott Services and the new Marriott International will have separate boards of directors. The Board of Directors of the new Marriott International will consist of the 10 current Marriott International directors.

The two new companies will enter into agreements under which the new Marriott International will distribute food and supplies to Sodexho Marriott Services, and will provide various administrative and data processing services.

The rights to all Marriott trademarks and tradenames will be conveyed to the new Marriott International, which will license certain Marriott tradenames used in the management services business to Sodexho Marriott Services.

In a separate transaction, Sodexho Alliance will acquire Marriott's food service and facilities management operations in the United Kingdom for approximately $50 million in cash.

Each outstanding zero-coupon convertible subordinated note (LYONs) of Marriott International, Inc. would be convertible into 8.76 common shares of both the new Marriott
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International and Sodexho Marriott Services.  The LYONs debt will be assigned to the new Marriott International and, through an intercompany agreement, Sodexho Marriott Services will assume a pro rata share of the debt obligation based on the respective equity values of the two companies.

Merrill Lynch & Co. is acting as advisor to Marriott International, and Societe Generale Securities Corporation is serving as advisor to Sodexho Alliance.

Company Profiles
----------------

MARRIOTT INTERNATIONAL, INC. is the world's leading hospitality company with over 4,900 operating units in the United States and 51 other countries and territories. Major businesses include hotels operated and franchised under the Marriott, Ritz-Carlton, Courtyard, Residence Inn, Fairfield, TownePlace Suites, Renaissance, New World and Ramada International brands; vacation club (timeshare) resorts; food service and facilities management for clients in business, education and health care; senior living communities and services; and, food service distribution. Total sales for fiscal year 1996 were $10.2 billion. The company is headquartered in Washington, D.C. and has approximately 230,000 employees.

SODEXHO ALLIANCE and its affiliates provide food and other contract services in more than 60 countries around the world. The Group provides catering for over 13,500 businesses, hospitals, schools and prisons, as well as facilities design and construction, building and grounds maintenance, housekeeping and other services. Its businesses also provide food service, child care, housekeeping and maintenance services in remote corporate living areas throughout the world, and operate river cruises, sports clubs and theme restaurant chains. Sales for the Group in fiscal year 1995/96 totaled Fr. francs 26.7 billion (U.S. $5.3 billion).

                        - - - - - - - - - - - - - - - -

Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning synergies and cost savings anticipated from the transaction, the number of lodging properties and senior living communities expected to be added in future years, business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; changes in supply and demand for hotel rooms, vacation club resorts and senior living accommodations; competitive conditions in the lodging, management services and other contract services industries; relationships with clients and property owners; the impact of government regulations; and, the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.
                                     # # #
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Marriott International contacts:     Nick Hill                    301-380-7484
                                     Tom Marder (Pager)           800-408-9143